Exhibit 99.1 For Immediate Release December 21, 2022 Heritage Financial Corporation Appoints Eric Chan to its Board of Directors Olympia, WA, December 21, 2022/PRNewswire/ – Heritage Financial Corporation (“Heritage”) (Nasdaq: HFWA) is pleased to announce the appointment of Eric K. Chan to its Board of Directors. Mr. Chan was also appointed to the Board of Directors of Heritage’s wholly-owned subsidiary, Heritage Bank. The appointment is effective January 1, 2023. “We are pleased to welcome Eric to our board of directors,” said Brian L. Vance, Board Chair. “Eric brings the depth of finance and operational experience we were searching for along with extensive executive leadership experience. Eric’s background and business acumen will add valuable expertise to our board.” Mr. Chan has been the Chief Financial Officer for the Los Angeles Clippers since 2018. Prior to his current role, Mr. Chan was the Chief Financial Officer for The Bouqs Company and Loot Crate from 2015 to 2018. Mr. Chan also served as Senior Vice President and Divisional Chief Financial Officer with Mattel, Inc. from 2009 to 2015. Mr. Chan also served in various executive roles during his time at Cisco Systems, Inc. from 2004 to 2009. Mr. Chan earned a Bachelor of Science in Business Administration from the University of California, Berkeley, where he graduated with high honors and a Master of Business Administration from Harvard Business School. Mr. Chan resides in Los Angeles, CA and serves as President of the El Segundo Economic Development Corporation, a non-profit 501(c)3 he started in 2020. About Heritage Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 50 banking offices in Washington and Oregon. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA.” More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com. Contact Jeffrey J. Deuel, Chief Executive Officer, (360) 943-1500